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                                                                     EXHIBIT 5.1
                           [VINSON&ELKINS LEADERHEAD]

                                  July 27, 1998


Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, Texas 78701

Dear Sirs:

             We have acted as counsel to Capstar Broadcasting Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") of the offer and sale of an aggregate of 2,696,406 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and 2,196,406 shares of Class C Common Stock, par value $.01 per share (collectively with the Class A Common Stock, the "Common Stock"), of the Company that may be issued pursuant to the warrants originally issued to R. Steven Hicks, William S. Banowsky, Jr., Paul D. Stone and D. Geoffrey Armstrong, respectively (collectively, the "Warrants"), as that number may be adjusted from time to time pursuant to the provisions of the Warrants. Unless otherwise defined herein, terms having their initial letters capitalized have the meanings ascribed to them in the Warrants.

             In reaching the opinion set forth herein, we have reviewed such agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we deemed relevant.

             Based upon and subject to the foregoing, and subject further to the assumptions, exceptions, and qualifications hereinafter stated, we express the opinion that each share of Common Stock, when issued in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

             The opinion expressed above is subject to the following assumptions, exceptions and qualifications:

             (a) We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted


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Capstar Broadcasting Corporation
July 27, 1998
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to us as copies are true and complete copies of the originals thereof, and (v)
each natural person signing any document reviewed by us had the legal capacity to do so.

             (b) We have also assumed that the Company will receive the full amount and type of consideration (as specified in the Warrants) for each of the shares of Common Stock upon issuance in accordance with the terms of the Warrants, that such consideration will be in cash, personal property, or services already performed, that such consideration will equal or exceed the par value per share of Common Stock, and that appropriate certificates evidencing the shares of Common Stock issued in accordance with the terms of the Warrants will be properly executed upon such issuance.

             The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law, and the federal laws of the United States of America.

             This opinion may be filed as an exhibit to a registration statement filed under the Securities Act. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ VINSON & ELKINS L.L.P.